Exhibit 99.1

Media	Investors
Kristyn Clark	Kevin Chamberlain
(805) 395-9943	Isaac Garden
(818) 224-7028

PennyMac Financial Services, Inc. Reports Third Quarter 2021 Results

Westlake Village, CA, November 4th, 2021 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $249.3 million for the third quarter of 2021, or $3.80 per share on a diluted basis, on revenue of $786.6 million. Book value per share increased to $58.00 from $54.49 at June 30, 2021.

PFSI’s Board of Directors declared a third quarter cash dividend of $0.20 per share, payable on November 24, 2021, to common stockholders of record as of November 15, 2021.

Third Quarter 2021 Highlights

•	Pretax income was $339.5 million, up 21 percent from the prior quarter and down 53 percent from the third quarter of 2020

o	Repurchased 4.2 million shares of PFSI’s common stock at a cost of $257.3 million; also repurchased an additional 1.4 million shares in October at a cost of $89.7 million

o	Issued $500 million of 10-year unsecured senior notes

•	Production segment pretax income of $330.6 million, up 35 percent from the prior quarter primarily driven by record volumes and higher margins in the consumer direct lending channel, and down 46 percent from the third quarter of 2020 primarily as a result of a less favorable market

o	Consumer direct interest rate lock commitments (IRLCs) were a record $16.3 billion in unpaid principal balance (UPB), up 16 percent from the prior quarter and up 50 percent from the third quarter of 2020

o	Broker direct IRLCs were $4.9 billion in UPB, up 8 percent from the prior quarter and down 11 percent from the third quarter of 2020

o	Government correspondent IRLCs totaled $16.2 billion in UPB, up 4 percent from the prior quarter and down 20 percent from the third quarter of 2020

o	Total loan acquisitions and originations were $59.1 billion in UPB, down 4 percent from the prior quarter and up 9 percent from the third quarter of 2020

o	Correspondent acquisitions of conventional loans fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT) were $28.6 billion in UPB, down 6 percent from the prior quarter and up 5 percent from the third quarter of 2020

•	Servicing segment pretax income was $8.0 million, down from $30.9 million in the prior quarter and down from $111.7 million in the third quarter of 2020

o	Pretax income excluding valuation-related items was $148.4 million, down 15 percent from the prior quarter driven by decreased income from loss mitigation activity

o	Valuation items included:

–	$65.5 million in MSR fair value declines and $86.5 million in hedging losses

o	Net impact on pretax income related to these items was $(151.9) million, or $(1.70) in earnings per share

–	$11.5 million of reversals related to provisions for losses on active loans

o	Servicing portfolio grew to $495.4 billion in UPB, up 5 percent from June 30, 2021 and 23 percent from September 30, 2020, driven by strong production volumes which more than offset elevated prepayment activity

•	Investment Management segment pretax income was $1.0 million, down from $4.1 million in the prior quarter as incentive fees were not earned in the third quarter of 2021 and down from $3.3 million in the third quarter of 2020

o	Net assets under management (AUM) were $2.5 billion, up 6 percent from June 30, 2021, and up 9 percent from September 30, 2020

“PennyMac Financial delivered exceptional financial performance in the third quarter with a 29 percent annualized return on equity,” said Chairman and CEO David Spector. “Our success reflects the strength of our balanced business model. The increase in earnings from last quarter was driven by strong execution in our consumer direct lending channel in particular, which locked and funded record volumes. With more than 2 million customers in our growing servicing portfolio and plans for increased technology and brand marketing investments, we remain excited for the future of our direct lending businesses. PennyMac Financial also issued $500 million of 10-year unsecured senior notes in the third quarter, solidifying its position as an industry leader and joining a small handful of non-bank mortgage companies able to raise long-term unsecured debt. As we move forward, I am confident in the ability of our balanced business model to continue delivering attractive returns on equity, which we expect to trend towards our pre-COVID average over time.”

The following table presents the contributions of PennyMac Financial’s segments to pretax income:

	Quarter ended September 30, 2021
	Mortgage Banking
	Production	Servicing	Total	Investment Management	Total

	(in thousands)
Revenue
Net gains on loans held for sale at fair value	$496,568	$130,186	$626,754	$-	$626,754
Loan origination fees	94,581	-	94,581	-	94,581
Fulfillment fees from PMT	43,922	-	43,922	-	43,922
Net loan servicing fees	-	33,630	33,630	-	33,630
Management fees	-	-	-	8,520	8,520
Net interest income (expense):
Interest income	33,307	35,005	68,312	-	68,312
Interest expense	28,570	62,139	90,709	2	90,711
	4,737	(27,134)	(22,397)	(2)	(22,399)
Other	218	148	366	1,238	1,604
Total net revenue	640,026	136,830	776,856	9,756	786,612
Expenses	309,460	128,876	438,336	8,727	447,063
Pretax income	$330,566	$7,954	$338,520	$1,029	$339,549

Production Segment

The Production segment includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels, including the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis.

PennyMac Financial’s loan production activity for the quarter totaled $59.1 billion in UPB, $30.5 billion of which was for its own account, and $28.6 billion of which was fee-based fulfillment activity for PMT. Correspondent government and direct lending IRLCs totaled $37.4 billion in UPB, up 9 percent from the prior quarter and up 2 percent from the third quarter of 2020.

Production segment pretax income was $330.6 million, up 35 percent from the prior quarter primarily driven by record volumes and higher margins in the consumer direct lending channel, and down 46 percent from the third quarter of 2020 primarily as a result of the smaller origination market and lower industry margins. Production segment revenue totaled $640.0 million, up 13 percent from the prior quarter and down 24 percent from the third quarter of 2020. The quarter-over-quarter increase was driven by a $77.3 million increase in net gains on loans held for sale primarily as a result of higher margins and lock volumes in the consumer direct lending channel.

The components of net gains on loans held for sale are detailed in the following table:

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020

	(in thousands)
Receipt of MSRs and recognition of MSLs in loan sale transactions	$398,665	$425,941	$245,946
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(12,976)	(11,548)	(9,776)
Provision of liability for representations and warranties, net	(2,206)	(6,664)	(2,746)
Cash gain (1)	126,053	61,654	533,292
Fair value changes of pipeline, inventory and hedges	117,218	113,265	88,553
Net gains on mortgage loans held for sale	$626,754	$582,648	$855,269
Net gains on mortgage loans held for sale by segment:
Production	$496,568	$419,293	$700,830
Servicing	$130,186	$163,355	$154,439

(1) Net of cash hedging results

Loan origination fees for the quarter totaled $94.6 million, down 3 percent from the prior quarter and up 25 percent from the third quarter of 2020. The decrease from the prior quarter was driven by shifts in product and channel mix while the increase from the third quarter of 2020 was driven by higher volumes in the direct lending channels.

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business. These services include, but are not limited to, marketing, relationship management, correspondent seller approval and monitoring, loan file review, underwriting, pricing, hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $43.9 million in the third quarter, down 19 percent from the prior quarter and down 20 percent from the third quarter of 2020. The quarter-over-quarter decrease in fulfillment fee revenue was driven by lower conventional acquisition volumes and a decrease in the weighted average fulfillment fee. The weighted average fulfillment fee rate reflects discretionary reductions to facilitate successful loan acquisitions by PMT.

Net interest income totaled $4.7 million, an improvement from net interest expense of $5.1 million in the prior quarter and down from net interest income of $7.7 million in the third quarter of 2020. Interest income in the third quarter totaled $33.3 million, up from $31.8 million in the prior quarter. Interest expense totaled $28.6 million, down from $36.9 million in the prior quarter driven by lower production and a shift in the mix of funding sources.

Production segment expenses were $309.5 million, down 4 percent from the prior quarter as a result of decreased compensation expense. Production segment expenses were up 37 percent from the third quarter of 2020 as a result of higher volumes in the direct lending channels.

Servicing Segment

The Servicing segment includes income from owned MSRs, subservicing and special servicing activities. Servicing segment pretax income was $8.0 million, down from $30.9 million in the prior quarter and down from $111.7 million in the third quarter of 2020. Servicing segment net revenues totaled $136.8 million, down 16 percent from the prior quarter and down 50 percent from the third quarter of 2020. The quarter-over-quarter decrease was primarily driven by a $33.2 million decrease in net gains on loans held for sale.

Revenue from net loan servicing fees totaled $33.6 million, up from $14.9 million in the prior quarter primarily driven by increased loan servicing fees due to a larger servicing portfolio and lower net valuation related declines. Revenue from net loan servicing fees included $267.8 million in servicing fees, reduced by $82.2 million from the realization of MSR cash flows. Net valuation-related losses totaled $151.9 million, and included MSR fair value declines of $65.5 million, and declines in hedging results of $86.5 million.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(in thousands)
Loan servicing fees (1)	$267,758	$260,021	$250,368
Changes in fair value of MSRs and MSLs resulting from:
Realization of cash flows	(82,217)	(85,671)	(90,187)
Change in fair value inputs	(65,452)	(250,597)	(37,030)
Change in fair value of excess servicing spread financing	-	-	3,135
Hedging (losses) gains	(86,459)	91,118	6,521
Net change in fair value of MSRs and MSLs	(234,128)	(245,150)	(117,561)
Net loan servicing fees	$33,630	$14,871	$132,807

(1) Includes contractually-specified servicing fees

Servicing segment revenue included $130.2 million in net gains on loans held for sale related to reperforming government-insured and guaranteed loans purchased out of Ginnie Mae securitizations, or early buy out loans (EBOs). These gains were down from $163.4 million in the prior quarter and $154.4 million in the third quarter of 2020 as a result of lower EBO-related activities. These EBOs are previously delinquent loans that were brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily through loan modifications or FHA Partial Claims. With respect to the FHA Partial Claims, the reperforming loans must remain current for a minimum of six months to be eligible for resecuritization. Net interest expense totaled $27.1 million, versus net interest expense of $16.5 million in the prior quarter and $17.9 million in the third quarter of 2020. Interest income was $35.0 million, down from $49.0 million in the prior quarter driven by a decrease in average EBO balances held for sale. Interest expense was $62.1 million, down from $65.5 million in the prior quarter driven by a decrease in balances of financing for EBO loans.

Servicing segment expenses totaled $128.9 million, down 2 percent from the prior quarter primarily driven by lower EBO activity.

The total servicing portfolio grew to $495.4 billion in UPB at September 30, 2021, an increase of 5 percent from June 30, 2021 and 23 percent from September 30, 2020. PennyMac Financial subservices and conducts special servicing for $218.0 billion in UPB, an increase of 7 percent from June 30, 2021 and 39 percent from September 30, 2020. PennyMac Financial’s owned MSR portfolio grew to $277.4 billion in UPB, an increase of 3 percent from June 30, 2021 and 13 percent from September 30, 2020.

The table below details PennyMac Financial’s servicing portfolio UPB:

	September 30, 2021	June 30, 2021	September 30, 2020

	(in thousands)
Prime servicing:
Owned
Mortgage servicing rights
Originated	$232,373,814	$221,492,618	$187,134,080
Acquisitions	26,847,134	30,982,782	47,716,917
	259,220,948	252,475,400	234,850,997
Mortgage servicing liabilities	8,885,785	6,135,249	1,799,562
Loans held for sale	9,295,126	10,438,935	8,749,673
	277,401,859	269,049,584	245,400,232
Subserviced for PMT	217,984,987	204,132,766	156,425,439
Total prime servicing	495,386,846	473,182,350	401,825,671
Special servicing - subserviced for PMT	28,801	41,696	71,129
Total loans serviced	$495,415,647	$473,224,046	$401,896,800

Loans serviced:
Owned
Mortgage servicing rights	$259,220,948	$252,475,400	$234,850,997
Mortgage servicing liabilities	8,885,785	6,135,249	1,799,562
Loans held for sale	9,295,126	10,438,935	8,749,673
	277,401,859	269,049,584	245,400,232
Subserviced	218,013,788	204,174,462	156,496,568
Total loans serviced	$495,415,647	$473,224,046	$401,896,800

Investment Management Segment

PennyMac Financial manages PMT for which it earns base management fees and may earn incentive compensation. Net AUM were $2.5 billion as of September 30, 2021, up 6 percent from June 30, 2021 and 9 percent from September 30, 2020.

Pretax income for the Investment Management segment was $1.0 million, down from $4.1 million in the prior quarter and down from $3.3 million in the third quarter of 2020. Management fees, which include base management and performance incentive fees from PMT were $8.5 million, down from $11.9 million in the prior quarter and essentially unchanged from $8.5 million in the third quarter of 2020. Base management fees were $8.8 million, up from $8.6 million in the prior quarter and $8.5 million in the third quarter of 2020. Performance-based incentive fees were not earned in the third quarter compared to $3.3 million of such fees in the prior quarter.

The following table presents a breakdown of management fees:

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020

	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$8,778	$8,648	$8,508
Performance incentive (adjustment)	(258)	3,265	-
Total management fees	$8,520	$11,913	$8,508

Net assets of PennyMac Mortgage Investment Trust	$2,479,327	$2,343,390	$2,281,266

Investment Management segment expenses totaled $8.7 million, down 7 percent from the prior quarter and up 35 percent from the third quarter of 2020.

Consolidated Expenses

Total expenses were $447.1 million, down 3 percent from the prior quarter and up 14 percent from the third quarter of 2020. The quarter-over-quarter decrease was driven by decreased compensation expenses and lower EBO activity.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at ir.pennymacfinancial.com after the market closes on Thursday, November 4, 2021.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 7,300 people across the country. For the twelve months ended September 30, 2021, PennyMac Financial’s production of newly originated loans totaled $257 billion in unpaid principal balance, making it the second largest mortgage lender in the nation. As of September 30, 2021, PennyMac Financial serviced loans totaling $495 billion in unpaid principal balance, making it a top ten mortgage servicer in the nation.

Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “project,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; failure to modify, resell or refinance early buyout loans; changes in prevailing interest rates; the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government-sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; our substantial amount of indebtedness; expected discontinuation of LIBOR; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; maintaining sufficient capital and liquidity to support business growth including compliance with financial covenants; our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT if our services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation or expansion of new business activities or strategies; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our ability to pay dividends to our stockholders; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

The Company’s earnings materials contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”), such as pretax income excluding valuation-related items that provide a meaningful perspective on the Company’s business results since the Company utilizes this information to evaluate and manage the business. Non-GAAP disclosure has limitations as an analytical tool and should not be viewed as a substitute for financial information determined in accordance with GAAP.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2021	June 30, 2021	September 30, 2020

	(in thousands, except share amounts)
ASSETS
Cash	$476,497	$324,158	$529,166
Short-term investments at fair value	5,046	3,720	102,136
Loans held for sale at fair value	9,659,695	10,884,506	9,126,172
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	-	-	86,958
Derivative assets	429,984	371,269	578,254
Servicing advances, net	522,906	519,028	393,654
Mortgage servicing rights at fair value	3,611,120	3,412,648	2,333,821
Operating lease right-of-use assets	85,266	75,829	72,133
Investment in PennyMac Mortgage Investment Trust at fair value	1,477	1,580	991
Receivable from PennyMac Mortgage Investment Trust	49,993	61,883	122,478
Loans eligible for repurchase	4,335,378	7,613,244	17,183,873
Other	567,776	612,273	651,229
Total assets	$19,745,138	$23,880,138	$31,180,865

LIABILITIES
Assets sold under agreements to repurchase	$6,897,157	$8,254,543	$7,259,188
Mortgage loan participation and sale agreements	519,784	512,253	535,063
Obligations under capital lease	5,583	7,677	13,957
Notes payable secured by mortgage servicing assets	1,297,176	1,296,731	1,295,143
Unsecured senior notes	1,783,230	1,288,769	492,358
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	-	-	142,990
Derivative liabilities	14,204	43,910	24,537
Mortgage servicing liabilities at fair value	47,567	100,091	31,698
Operating lease liabilities	105,452	96,463	92,005
Accounts payable and accrued expenses	358,944	369,766	278,403
Payable to PennyMac Mortgage Investment Trust	138,972	136,660	77,136
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	31,815	31,815	35,784
Income taxes payable	659,768	570,052	673,149
Liability for loans eligible for repurchase	4,335,378	7,613,244	17,183,873
Liability for losses under representations and warranties	45,806	44,335	28,504
Total liabilities	16,240,836	20,366,309	28,163,788

STOCKHOLDERS' EQUITY
Common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding 60,419,578, 64,483,965, and 72,400,490 shares, respectively	6	6	7
Additional paid-in capital	372,198	618,337	1,116,428
Retained earnings	3,132,098	2,895,486	1,900,642
Total stockholders' equity	3,504,302	3,513,829	3,017,077
Total liabilities and stockholders’ equity	$19,745,138	$23,880,138	$31,180,865

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	September 30, 2021	June 30, 2021	September 30, 2020

	(in thousands, except earnings per share)
Revenue
Net gains on loans held for sale at fair value	$626,754	$582,648	$855,269
Loan origination fees	94,581	97,291	75,572
Fulfillment fees from PennyMac Mortgage Investment Trust	43,922	54,020	54,839
Net loan servicing fees:
Loan servicing fees	267,758	260,021	250,368
Change in fair value of mortgage servicing rights, mortgage servicing liabilities and excess servicing spread financing	(147,669)	(336,268)	(124,082)
Hedging results	(86,459)	91,118	6,521
Net loan servicing fees	33,630	14,871	132,807
Net interest expense:
Interest income	68,312	80,797	52,952
Interest expense	90,711	102,431	63,179
	(22,399)	(21,634)	(10,227)
Management fees from PennyMac Mortgage Investment Trust	8,520	11,913	8,508
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	(67)	144	(288)
Other	1,671	2,999	3,512
Total net revenue	786,612	742,252	1,119,992
Expenses
Compensation	249,183	265,067	202,440
Loan origination	80,932	75,675	53,752
Technology	32,406	34,236	28,964
Servicing	27,892	31,290	71,110
Professional services	24,429	24,834	18,307
Occupancy and equipment	9,389	9,029	8,491
Other	22,832	22,606	8,637
Total expenses	447,063	462,737	391,701
Income before provision for income taxes	339,549	279,515	728,291
Provision for income taxes	90,239	75,286	193,131
Net income	$249,310	$204,229	$535,160
Earnings per share
Basic	$4.02	$3.10	$7.39
Diluted	$3.80	$2.94	$7.03
Weighted-average common shares outstanding
Basic	62,085	65,890	72,439
Diluted	65,653	69,399	76,138
Dividend declared per share	$0.20	$0.20	$0.15